Exhibit 10.21

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BY AND BETWEEN

THE RYLAND GROUP, INC. AND R. CHAD DREIER.

The Ryland Group, Inc. (the “Company”) and R. Chad Dreier (the “Executive”) wish to amend the Employment Agreement originally dated as of July 1, 2002, and subsequently amended and restated as of April 20, 2005, in order to comply with the final Regulations issued under Internal Revenue Code section 409A.

Accordingly, the Agreement is amended as follows, effective January 1, 2005:

1.                                       Section 5.5(e) is amended by adding the following sentence to the end of that Section:

“The Executive must be employed on each cash dividend equivalent payment date with respect to Common Stock to receive the cash dividend equivalent payment described in this Section.”

2.                                       The third sentence of Section 6.3 is amended in its entirety, as follows:

“The Company shall pay the Executive his Base Salary through the effective date of termination and shall pay all benefits to which the Executive has a vested right at that time in accordance with the terms of the plan, document or agreement governing such benefits.”

3.                                       Section 6.4 is amended in its entirety as follows:

“6.4                         Termination by the Company Without Cause.  The Board of Directors may terminate the Executive’s employment for reasons other than death, Disability, Retirement or for Cause (as defined in Section 6.5) by notifying the Executive in writing at least sixty (60) days prior to the effective date of termination.  Upon the expiration of this sixty (60) day period, the termination by the Company is effective.  Within thirty (30) days after the date of termination, unless Section 6.9 is applicable to this payment, the Company shall pay to the Executive a lump sum cash payment equal to the greater of (a) the aggregate amount of Base Salary as then in effect, payable for the remaining term of this Agreement, or (b) the aggregate amount of twenty-four (24) months of the Base Salary as in effect prior to the date of notice of termination.  Also, within thirty (30) days after the date of termination, unless Section 6.9 is applicable to this payment, the Company shall pay to the Executive a lump sum cash payment equal to the value coverage under the Company’s life, medical, dental, vision, AD&D, prescription drug and long term disability insurance for a period equal to the greater of (a) the remaining term of this Agreement, or (b) twenty-four (24) months; provided however, all or a portion of this payment shall be forfeited to the extent the Executive otherwise has coverage for such benefits.  The Company shall also pay the Executive a Bonus for the year in which termination occurs equal to the Bonus paid or payable in respect of the fiscal year prior to the year in which termination occurs multiplied by the number of fiscal years within the remaining term of this Agreement (including the fiscal year in which the termination occurs).  This Bonus payment shall be paid within thirty (30) days after the date of termination, unless Section 6.9 is applicable to this payment.  The Company shall also pay to the Executive all benefits to which the Executive has a vested right at the time of termination, as well as the SERP Benefit and the SERP II Benefit, in accordance with the terms of the plans, documents or agreements governing those benefits.  The Executive shall be fully vested in the grant of Stock Units pursuant to Section 5.5 of this Agreement and shall be fully vested in any prior year awards that remain unvested or any awards made for the fiscal year in which termination occurs under the TRG Incentive Plan or any successor plan.  All vested awards under any equity incentive or other incentive programs shall be paid in accordance with the terms of the governing plan or program, notwithstanding any provision of the governing plan or program calling for forfeiture of benefits upon termination.”

4.                                       The third sentence of Section 6.8 is amended in its entirety, as follows:

“The Company shall pay the Executive his Base Salary through the effective date of termination and shall pay all benefits to which the Executive has a vested right at that time in accordance with the terms of the plan, document or agreement governing such benefits.”

5.                                       Section 6.9 is amended in its entirety, as follows:

“6.9                         Delay of Payment Pursuant to Section 409A.  Should any of the payments made to the Executive in accordance with Section 6 (including Section 6.7) of this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) (e.g., payments for termination for Good Reason pursuant to Section 6.6), these payments will be made on the date that is six (6) months from the Executive’s date of “Separation from Service”.  For purposes of this Section 6, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

Also, should any of the payments to be made to the Executive in accordance with Section 6 of this Agreement be determined to be an acceleration of payment from a nonqualified deferred compensation plan in violation of Code section 409A (e.g., any bonus payable pursuant to a nonqualified deferred compensation plan, as defined by Section 409A of the Code), such payment shall not be made  until the date determined in accordance with the terms of the plan, document or agreement governing such deferred compensation.

6.                                       Section 7.1(b) is amended by deleting the last two sentences from that Section.

7.                                       Section 7.1(c) is amended in its entirety, as follows:

“(c)                            Insurance and Other Special Benefits.  The Executive’s participation in the life, medical, dental, vision, AD&D, prescription drug, long term disability and executive medical reimbursement program, as provided to the Executive prior to the Change of Control, shall be continued or equivalent benefits provided by the Company or any successor corporation or affiliate of the successor corporation (the “Responsible Company”) at no cost to the Executive for a period of three (3) years from the date of the Change of Control.  The benefits provided during one year shall not affect the benefits available to the Executive in any other year.  The right to benefits under this Section is not subject to liquidation or exchange for another benefit.

Also, within thirty (30) days of a Change of Control, the Responsible Company shall pay to the Executive a lump sum cash payment equal to the value coverage for a period of three years under the Company’s supplemental early retirement plan (other than SERP or SERP II), executive life insurance program, personal health services allowance and health club benefits programs.”

8.                                       Section 7.1(d) is amended by adding the following language to the end of that Section:

“Any reimbursement of relocation expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.  The right to reimbursement for relocation expenses under this Section is not subject to liquidation or exchange for another benefit.  All reimbursements of taxes payable on the reimbursed amounts shall be paid by the last day of the calendar year following the year in which the Executive remits the related tax payment.”

9.                                       Section 7.1(e) is amended in its entirety, as follows:

“(e)                            Stock Rights.  All stock options, stock units, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which the Executive holds shall become fully vested, and, to the extent permitted by, or exempt from, Code section 409A, be exercisable on the date of the Change of Control.”

10.                                 Section 7.1(f) is amended by adding the following language to the end of that Section:

“If the Executive wishes to receive the cash payment in lieu of the reimbursements, as provided above, the Executive must make an irrevocable election for such cash payment by December 31, 2008.  As of the date the Executive’s election is submitted to the Company, the option not selected by the Executive shall be deleted from the Agreement.

Any cash payment under this Section shall be made on (or within 30 days after) the date of Change of Control.

Any reimbursement of outplacement services expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.  The right to reimbursement for relocation expenses under this Section is not subject to liquidation or exchange for another benefit.  All reimbursements of taxes payable on the reimbursed amounts shall be paid by the last day of the calendar year following the year in which the Executive remits the related tax payment.”

11.                                 Section 7.3 is amended by adding a new paragraph (e), as follows:

“(e)                          Timing of Payments to the Executive.  Notwithstanding anything to the contrary in the preceding, any gross-up payment will be made by the end of the year next following the year in which the Executive remits the related taxes. In addition, with respect to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, payment will be made by the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.”

12.                                 Section 11 is amended by adding the following language to the end of that Section:

“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section during the period commencing on the effective date of this Agreement and ending on his death.  Any reimbursement of fees and expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.  The right to reimbursement under this Section is not subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:
	Robert E. Mellor, Chairman	R. Chad Dreier
Compensation Committee of the
Board of Directors

By:
Robert J. Cunnion III,
Senior Vice President

Attest:
Timothy J. Geckle,
Secretary